Exhibit 99.8

November 10, 2025

Suncrete, Inc.

324 Royal Palm Way

Suite 300-I

Palm Beach, Florida 33480

Consent to Reference in Proxy Statement/Prospectus

In connection with the filing by Suncrete, Inc. and Concrete Partners Holding, LLC of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Suncrete, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely,

/s/ Mark R. Matteson
Mark R. Matteson